Exhibit 10.2

INVESTMENT AND SHAREHOLDERS’ AGREEMENT

with respect to

GERENS MANAGEMENT GROUP, S.A.

between

Tinsa Tasaciones Inmobiliarias, S.A.

Mr. José Manuel Albaladejo González

Caja de Ahorros y Monte de Piedad de Ávila

Caja de Ahorros de Murcia

Caja de Ahorros de la Rioja

Monte de Piedad y Caja General de Ahorros de Badajoz

Caja de Ahorros y Monte de Piedad del Círculo Católico de Obreros de Burgos

Caja Castilla la Mancha Corporación, S.A.

Araba Gertu, S.A.

Invernostra, S.L.U.

Caixa d’Estalvis de Sabadell

Caja de Ahorros y Monte de Piedad de Zaragoza, Aragón y Rioja (Ibercaja)

Caja de Ahorros y Monte de Piedad de Segovia

Monte de Piedad y Caja de Ahorros San Fernando de Huelva, Jerez y Sevilla (Cajasol)

Caja Insular de Ahorros de Canarias

(the “Minority Shareholders”)

and

HILL INTERNATIONAL, S.A.

(the “Investor”)

and

HILL INTERNATIONAL, Inc.

(the, “Guarantor”)

February 15, 2008

INDEX

1.	PURPOSE, BINDING NATURE AND DUE DILIGENCE	6

	1.1 Purpose	6

	1.2 Binding nature	6

	1.3 Purpose of the Company	7

2.	INVESTMENT AND FINANCING OF THE COMPANY	7

	2.1 Financing of the Company	7

	2.2 Subordinated Loan or Credit Facility	7

	2.3 Share capital Increase	8

3.	CORPORATE GOVERNANCE OF THE COMPANY	8

	3.1 Shareholders’ Meeting	8

	3.2 Board of Directors	9

4.	EXERCISE OF VOTING RIGHTS AND DEADLOCK SITUATIONS	11

	4.1 Exercise of voting rights	11

	4.2 Deadlock situation	11

5.	POLICY FOR THE FINANCING OF THE COMPANY	12

6.	TRANSFER OF SHARES IN THE COMPANY	12

	6.1 Lock-up and pre-emptive acquisition/subscription rights	12

	6.2 Company share transfer rules	13

	6.3 Put and Call Options	16

7.	INFORMATION RIGHTS	21

8.	GEOGRAPHIC RIGHTS FOR THE COMPANY	22

	8.1 Reserved regions	22

	8.2 Reserved clients	22

	8.3 Subrogating party	22

9.	GUARANTEE BY THE GUARANTOR	23

10.	TERM AND TERMINATION OF THE AGREEMENT.	23

11.	GOVERNING LAW AND JURISDICTION.	23

	11.1 Governing law	23

	11.2 Jurisdiction	23

12.	MISCELLANEA	23

	12.1 Labor Conditions of the Executive	23

	12.2 Entire Agreement	24

	12.3 No assignment of the Agreement	24

	12.4 Notices	25

	12.5 Taxes and Costs	28

	12.6 Annexes	28

	12.7 Confidentiality	28

	12.8 Previous agreements	28

	12.9 Partial invalidity	28

	12.10 Compliance	29

	12.11 Good Faith	29

	12.12 Language	29

INVESTMENT AND SHAREHOLDERS´ AGREEMENT

This agreement has been made in Madrid, on February 15, 2008

BY AND BETWEEN

On the one side,

Mr. José Manuel Albaladejo González (hereinafter the “Executive”), of legal age, of Spanish nationality, with domicile for these purposes at Las Rozas (Madrid), calle José Echegaray, number 8, building number 3, 1ª and Tax Identification Number (NIF) 139.256- Z, acts for and on his own name and behalf.

Tinsa Tasaciones Inmobiliarias, S.A. (hereinafter the “Entity 1”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Madrid, calle Vallehermoso, number 8 . It is registered at Madrid Mercantile Registry in Volume 4,319, Sheet 191, Section 8 and Page Number M-71677. It has been assigned Tax Identification Number (NIF) A-78029774. It is duly represented by Mr. Luís Leirado Campo, of Spanish nationality, of legal age, with domicile for these purposes at Las Rozas (Madrid), calle José Echegaray, number 9 and holder of I.D. number 21375008-G. He acts by virtue of the power of attorney granted, before the Madrid Public Notary, Mr. Enrique Franch Valverde, on January 18, 2008, under his protocol serial number 201.

Caja de Ahorros y Monte de Piedad de Ávila (hereinafter the “Entity 2”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Ávila, plaza de Santa Teresa, number 10. It is registered at Ávila Mercantile Registry in Volume 55, Book 13, Sheet 191, Section 8 and Page Number AV-684. It has been assigned Tax Identification Number (NIF) G-05011846. It is duly represented by Mr. José Manuel Espinosa Herrero, of Spanish nationality, of legal age, with domicile for these purposes at Ávila, plaza de Santa Teresa, number 10 and holder of I.D. number 15.982.184-J. He acts by virtue of the power of attorney granted before the Public Notary, Dña. Concepción Pilar Barrio del Olmo, on September 19, 2007, under her protocol serial number 2,676.

Caja de Ahorros de Murcia (hereinafter the “Entity 3”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Murcia, calle Gran Vía Escultor Salizillo, number 23. It is registered at Murcia Mercantile Registry in Volume 292, Sheet 201 and Page Number MU-5808. It has been assigned Tax Identification Number (NIF) G-30010185. It is duly represented by Ms. Valvanera Marcos Cartelle, of spanish nationality, of legal age, with domicile for these purposes at Murcia, calle Gran Vía, number 23 and holder of I.D. number 32.817.305-P. She acts by virtue of the power of attorney granted before the Public Notary Mr. Carlos Peñafiel de Río, on January 24, 2008, under his protocol serial number 287.

Caja de Ahorros de la Rioja (hereinafter the “Entity 4”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Logroño, calle Miguel Villanueva, number 9.It is registered at Logroño Mercantile Registry in Tome 267, Sheet 1 and Page Number LO-1131. It has been assigned Tax Identification Number (NIF) G-26003038. It is duly represented by Mr. Jorge Albájar Barrón, of spanish nationality, of legal age, with domicile for these purposes at Logroño, calle Miguel Villanueva number 9 and holder of I.D. number 18.009.145-F. He acts by virtue of the power of attorney granted before the Public Notary Mr. Julio Antonio Pernas Tobía, on October 28, 2003, under his protocol serial number 3,022.

Monte de Piedad y Caja General de Ahorros de Badajoz (hereinafter the “Entity 5”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Badajoz, plaza de San Francisco, number 18. It is registered at Badajoz Mercantile Registry in Tome 36, Sheet 1 and Page Number BA-1853. It has been assigned Tax Identification Number (NIF) G-06000681. It is duly represented by Mr. José Antonio Marcos Blanco, of spanish nationality, of legal age, with domicile for these purposes at Badajoz, paseo de San Francisco, number 18 and holder of I.D. number 32.339.889-A. He acts by virtue of the power of attorney granted before the Public Notary Mr. José Soto García-Camacho, on April 17, 1986, under hir protocol serial number 532 and power of attorney granted before the Public Notary Mr Ángel Juárez Juárez, on August 18, 1978, under his protocol serial number 1,466.

Caja de Ahorros y Monte de Piedad del Círculo Católico de Obreros de Burgos (hereinafter the “Entity 6”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Burgos, avenida de Reyes Católicos, number 1. It is registered at Burgos Mercantile Registry in Tome 258, Book 49, Sheet 50 and Page Number BU-2099. It has been assigned Tax Identification Number (NIF) G-09000779. It is duly represented by Santiago Ruiz Díez, of Spanish nationality, of legal age, with domicile for these purposes at Burgos, avenida de Reyes Católicos, number 1 and holder of I.D. number 13.047.059-X. He acts by virtue of the power of attorney granted before the Public Notary Mr. Jesús Santamaría Villanueva, on December 5, 2001, under his protocol serial number 2,672.

Caja Castilla La Mancha Corporación, S.A. (hereinafter the “Entity 7”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Cuenca, calle Parque de San Julián, number 20. It is registered at Cuenca Mercantile Registry in Tome 123, Sheet 96 and Page Number CU-900. It has been assigned Tax Identification Number (NIF) A-16036634. It is duly represented by Mr. Juan José Ávila González, of Spanish nationality, of legal age, with domicile for these purposes at Burgos, avenida de Reyes Católicos, number 1 and holder of I.D. number 13.047.059-X. He acts by virtue of power of attorney granted before the Public Notary Mr. Carlos de la Haza Guijarro, on March 31, 2006, under his protocol serial number 699.

Araba Gertu, S.A. (hereinafter the “Entity 8”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Vitoria, calle Olaguíbel, number 2. It is registered at Álava Mercantile Registry in Tome 835, Sheet 90 and Page Number VI-6,140. It has been assigned Tax Identification Number (NIF) A-01.269.679. It is duly represented by Mr. José Alberto Barrena Llorente, of Spanish nationality, of legal age, with domicile for these purposes at Vitoria, calle Olaguidel, number 2 and holder of I.D. number 14.909.320-F. He acts by virtue of power of attorney granted before the Public Notary Mr. Alfredo Pérez Ávila, on February 12, 2008, under his protocol serial number 429.

Invernostra, S.L.U. (hereinafter the “Entity 9”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Palma de Mallorca, calle Ter, number 16. It is registered at Palma de Mallorca Mercantile Registry in Tome 1,603, Sheet 31 and Page Number PM-7,965. It has been assigned Tax Identification Number (NIF) B-07229693. It is duly represented by Mr. José María Navarro Lacoba, of spanish nationality, of legal age, with domicile for these purposes at Palma de Mallorca, camí Son Fangos, number 100, flat B, 2 Floor-8thB (Complex Mirall Balear) and holder of I.D. number 7.562.484-S. He acts by virtue of power of attorney granted before the Public Notary Mr. José Andrés Herrero de Lara, on January 24, 2008, under his protocol serial number 354.

Caixa d’Estalvis de Sabadell (hereinafter the “Entity 10”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Sabadell, calle Gràcia, number 17 to 19. It is registered at Barcelona Mercantile Registry in Tome 21,370, Sheet 1 and Page Number B-20785. It has been assigned Tax Identification Number (NIF) G-08169799. It is duly represented by Francisco Javier Chivato Pérez, of Spanish nationality, of legal age, with domicile for these purposes at Sabadell, calle Gràcia, number 17 and holder of I.D. number 2601570-V.It is registered at Barcelona Mercantile Registry in Tome 21,370, Sheet 1 and Page Number B-20785. It has been assigned Tax Identification Number (NIF) G-08169799. It is duly represented by Francisco Javier Chivato Pérez, of Spanish nationality, of legal age, with domicile for these purposes at Sabadell, Gràcia, number 17 and holder of I.D. number 2601570-V. He acts by virtue of power of attorney granted before the Public Notary Mr. Enrique Ruiz de Bustillo Pont, on January 24, 2008, under his protocol serial number 245.

Caja de Ahorros y Monte de Piedad de Zaragoza, Aragón y Rioja (Ibercaja) (hereinafter the “Entity 11”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Zaragoza, plaza de Basileo Paraíso, number 2. It is registered at Zaragoza Mercantile Registry in Tome 1,194, Sheet 23 and Page Number Z-4,862. It has been assigned Tax Identification Number (NIF) G-50000652. It is duly represented by Mr. Santiago Javier Pasamar Berenguer, of Spanish nationality, of legal age, with domicile for these purposes at Zaragoza, plaza de Basilio Paraíso, number 2 and holder of I.D. number 17129135-T. He acts by virtue of power of attorney granted before the Public Notary Mr. Francisco Javier Hijas Fernández, on January 23, 2008, under his protocol serial number 136.

Caja de Ahorros y Monte de Piedad de Segovia (hereinafter the “Entity 12”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Segovia, avenida Fernández Ladreda, number 8. It is registered at Segovia Mercantile Registry in Tome 28, Sheet 119 and Page Number SG-560. It has been assigned Tax Identification Number (NIF) G-40000192. It is duly represented by Mr. Antonio Luis Tapias Domínguez, of spanish nationality, of legal age, with domicile for these purposes at Segovia, avenida Fernández Ladreda, number 8 and holder ofI.D. number 3.420.782-S. He acts by virtue of power of attorney granted before the Public Notary Ms. Dña. Mª Antonia Santero de la Fuente, on December 20, 2007, under her protocol serial number 15,414.

Monte de Piedad y Caja de Ahorros San Fernando de Huelva, Jerez y Sevilla (Cajasol) (hereinafter the “Entity 13”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Sevilla (41004), plaza de San Francisco, number 1. It is registered at Sevilla Mercantile Registry in Tome 4,675, Sheet 1 and Page Number SE-74000 It has been assigned Tax Identification Number (NIF) G-91658039. It is duly represented by Mr. Juan Carlos Ollero Pina , of spanish nationality, of legal age, with domicile for these purposes at Sevilla, calle Zaragoza, number 52, 2nd floorand holder of I.D. number 28.336.770-B. He acts by virtue of power of attorney granted before the Public Notary Mr. Antonio Ojeda Escobar, on May 18, 2007, under his protocol serial number 1,810.

Caja Insular de Ahorros de Canarias (hereinafter the “Entity 14”) an entity duly incorporated and existing under the Spanish laws, whose principal place of business is at Las Palmas de Gran Canaria, calle de Triana, number 20. It is registered at Gran Canaria Mercantile Registry in Tome 907, Sheet 152 and Page Number GC-4209. It has been assigned Tax Identification Number (NIF) G-35000272. It is duly represented by Mr. Juan Miguel Amuchástegui Espilla, of Spanish nationality, of legal age, with domicile for these purposes at Las Palmas de Gran Canaria, calle de Triana, number 20 and holder of I.D. number 15.341.410-L. He acts by virtue of power of attorney granted before the Public Notary Mr. Juan Alfonso Cabello Cascajo, on January 24, 2008, under his protocol serial number 504.

The Executive, the Entity 1, the Entity 2, the Entity 3, the Entity 4, the Entity 5, the Entity 6, the Entity 7, the Entity 8, the Entity 9, the Entity 10, the Entity 11, the Entity 12, the Entity 13 and the Entity 14, hereinafter will be jointly referred to as the “Minority Shareholders”.

And on the other side,

Hill International, S.A. (hereinafter, the “Investor”), a company duly incorporated and existing under the laws of Luxembourg, whose principal place of business is at 20 Avenue Monterrey, L-2163, Luxembourg and registered at the Commercial Registry of

Luxembourg under number B106594, with Tax Identification Number (NIF) N1181177E. The Investor is duly represented by Mr.Irvin E. Richter, of American nationality, of legal age, with domicile for these purposes at 303 Lippincott Centre, Marlton, New Jersey, United States and holder of passport number 017912208 in force. He acts by virtue of power of attorney granted before the Niederaven Public Notary Mr. Paul Bettingen, on January 30, 2008, duly apostilled.

Hill International, Inc. (hereinafter, the “Guarantor”), a company duly incorporated and existing under the laws of Delaware, whose principal place of business is at 303 Lippincott Centre, Marlton, NJ 08053, United States, registered at the Commercial Registry of Delaware under number 3785704. . The Guarantor is duly represented by Mr. David L. Richter, of American nationality, of legal age, with domicile for these purposes at 303 Lippincott Centre, Marlton, New Jersey, United States and holder of passport number 220307801 in force. He acts by virtue of power of attorney granted before the New Jersey Public Notary Mr. Erin E. Leschak, on January 28, 2008, duly apostilled.

In this Investment and Shareholders’ Agreement, the Minority Shareholders, the Investor and the Guarantor may also be hereinafter collectively referred to as the “Parties” and each of them as a “Party”.

The Parties mutually recognise their respective legal capacity for the execution of this Investment and Shareholders’ Agreement and for this purpose, hereby declare the following

WHEREAS

I.	Whereas GERENS MANAGEMENT GROUP, S.A. (hereinafter, the “Company”) is a Spanish corporation, with registered office in Madrid at José Echegaray 8, Parque Empresarial Alvia, Edificio 3, Planta 1, Oficinas 10-11-12, 28232 Las Rozas, Madrid, incorporated under the name Gerens Hill International, S.A. pursuant to a public deed executed in the presence of the Madrid Notary Mr. Enrique Franch Valverde, on January 19, 1998, under number 154 of his protocol, registered in the Madrid Mercantile Registry, in volume 12,195, sheet 79, page M-207,890, and with tax identification number A-81929788.

II.	Whereas the Investor has acquired on the date hereof and pursuant to a share purchase agreement attested by the Madrid Notary Mr. Enrique Franch Valverde, three thousand (3,000) shares representing 60% of the capital stock of the Company.

III.	Whereas it is the intention of the Parties to regulate their relationship as shareholders owning 100% of the capital stock of the Company, to establish the terms and conditions of certain obligations in relation to their holdings in the capital stock of the Company and to designate the members of the governing bodies of the same.

Based on the above, the Parties have agreed to enter into this Investment and Shareholders’ Agreement (hereinafter, this or the “Agreement”) pursuant to the following:

CLAUSES

1.	PURPOSE, BINDING NATURE AND DUE DILIGENCE

1.1	Purpose

The purpose of this Agreement is to establish the rules to govern and manage the Company as well as certain rules that will rule the relation amongst the shareholders of the Company and those to apply upon their eventual exit.

The date of execution of this Agreement will be considered hereinafter the “Closing Date”.

1.2	Binding nature

This Agreement is binding on the Parties and its provisions shall prevail over the bylaws of the Company (the “Bylaws”) in the event of discrepancy between said documents.

The Parties hereby undertake to cause to call and attend a General Shareholders’ meeting of the Company to be held upon execution of this Agreement and to vote in favour of (i) the adoption of a text of the Bylaws of the Company which conforms, to the extent legally possible, to the provisions of this Agreement, (ii) the appointment of the new members of the Board of Directors of the Company and (iii) to change the corporate name of the Company to “Gerens Hill International, S.A.”.

The Parties hereby undertake to cause to call a Board of Directors Meeting of the Company, once such appointments of new members have taken place, to adopt the following resolutions: (i) distribution of offices according to this Agreement; (ii) approval or ratification, as the case may be, of the contractual conditions of the Executive with the Company; and (iii) approval of the Business Plan –as defined below.

1.3	Purpose of the Company

The Company is a company engaged in the provision of project management and independent technical consultancy services in Spain and abroad consisting mainly in integrated real estate services, project management, construction management, consulting and technical support, public private partnership, project monitoring and facility management in Spain and abroad for domestic and international clients and projects.

2.	INVESTMENT AND FINANCING OF THE COMPANY

2.1	Financing of the Company

The Parties have agreed on a Business Plan –as defined below- which contains the mutual understanding of the development of a strategic business and investment plan for the Company.

In order to allow the fulfilment of the Business Plan and to cover the financial needs arising from the same, the Company will be provided with the necessary funding and financing under, but not limited to, any of the formulas provided for in this clause to allow it, in a timely manner, to undertake and perform any of the expenditures or investments contemplated in said plan.

The eventual non compliance with the terms, aims or targets of the approved Business Plan -as defined below- does in no way liberate or relieve the parties from the undertakings and provisions of this Agreement, neither does it modify, alter or condition the terms and conditions of the same nor constitutes a breach of this Agreement. Accordingly, the fulfilment of the terms, targets or aims of the approved Business Plan does not constitute neither may it be construed as a condition of any of the provisions of this Agreement.

2.2	Subordinated Loan or Credit Facility

With the purposes described in Section 2.1 above, following the execution of the Agreement, all or part of the Minority Shareholder(s) may grant the Company a Subordinated Loan or Credit Facility –under the terms and conditions that may be agreed from time to time for an amount of € 5,700,000 to increase the Company financial resources, without limiting the Company’s borrowing capacity, to be used to finance the investments contemplated in the Business Plan, as this term is defined below, and to be fully repaid by the Company or assigned to a third party upon exercise of the options contemplated in Clause 6.3 of this Agreement, which amount will not be considered as an increase of equity for the purposes of the calculation of the price of the options foreseen in Clause 6.3.

The Company will be allowed to draw from or use the subordinated credit facility or loan at any time and without the need of a prior Board of Directors resolution as long as it is invested further to the Business Plan –as this term is defined below.-

2.3	Share capital Increase

Alternatively, in the event that the Subordinated Loan or Credit Facility mentioned under Clause 2.2 above is finally not granted by all or part of the Minority Shareholder(s) within a reasonable term to allow the Company to enter into the expenditures or investments contemplated in the Business Plan, the Minority Shareholders and the Investor hereby undertake to cause to convene and to attend a General Shareholders’ meeting of the Company to be held as soon as legally possible, to vote in favour of the adoption of a resolution to increase the capital stock of the Company to be subscribed and paid in pro rata by the Minority Shareholders (except the Executive who does not undertake any disbursement obligation whatsoever in connection with said capital increase) and the Investor for an amount of € 5,698,800 to be paid in cash, by means of the subscription of 1,583 new shares for a price per share of € 3,600, equivalent to € 60,1 of face value per share plus an issue premium per share of € 3,539,9. The resolutions to be adopted will be substantially in the terms foreseen in Annex 2.3 to this Agreement.

For the avoidance of doubt, the Parties expressly state that the granting of the Subordinated Loan or Credit Facility mentioned under Clause 2.2 above is not an obligation for any of the Minority Shareholders but the preferred alternative sought. Therefore, the Minority Shareholders will not be in breach of any obligation in case that an agreement were not finally reached.

3.	CORPORATE GOVERNANCE OF THE COMPANY

3.1	Shareholders’ Meeting

General Shareholders’ meetings of the Company shall be validly convened to address any matter within their authority, when shareholders are in attendance, either personally or represented in first call, holding seventy per cent (70%) of the subscribed voting capital.

If the quorum mentioned in the preceding paragraph were not achieved in a first call, the General Shareholders’ meetings of the Company shall be validly convened to address any matter within their authority, when shareholders are in attendance, either personally or represented in a second call, holding forty per cent (40%) of the subscribed voting capital.

As a general rule, the General Shareholders’ meeting of the Company shall decide on matters within its authority by the favourable vote of, at least, fifty per cent plus one of the votes corresponding to the shares present or represented at the meeting.

Without prejudice to the provisions set forth in the preceding paragraph, the General Shareholders’ meeting of the Company shall only resolve on the following matters (the “GSM Reserved Matters”) by the favourable vote of shareholders representing at least seventy per cent (70%) of the votes corresponding to the shares in which the capital of the Company is divided:

(a)	Entering into share capital increases, sales or acquisitions of treasury stock and any other kind of equity issuances (e.g. warrants, convertible bonds, etc.) except for the capital increase described in Section 2.3 of this Agreement.

(b)	Execution of related party transactions.

(c)	Any modification of the corporate bylaws, including any change in the management body and number of directors.

(d)	A change in legal form, merger, spin-off of the Company, or the dissolution of the Company where it is not obligatory pursuant to the law or to the Bylaws;

(e)	The removal of the directors designated by the Minority Shareholders, pursuant to the provisions of Sub-clause 3.2 of this Agreement;

(f)	The approval of resolutions for voluntary filing of bankruptcy proceedings by the Company (save in those cases when lack of filing may impose penalties or liabilities on the members of the Board of Directors of Company);

(g)	The alteration of the purpose of the Company as described in Section 1.3 above.

3.2	Board of Directors

The Company shall be managed by a Board of Directors, which shall have the authority with respect to any matters that refer to the Company’s management and shall hold the power of representation thereof.

The Parties have agreed prior to the Closing Date on a business and investment plan that contemplates the activities to be carried out by the Company in the coming five (5) years. The initial business and investment plan and any future amendment, replacement or extension of the same hereinafter the “Business Plan”. The Business Plan contains the mutual understanding of the Parties, of the development of a strategic business and investment plan for the Company so as to maximize its business development, growth and earnings potential.

The Parties hereby undertake to cause a Board of Directors Meeting to be held within 1 month following the execution of this Agreement to resolve upon the formal approval of the Business Plan by the Board of Directors of the Company.

The Board of Directors will be composed of 10 members, 4 of whom will be appointed by the Minority Shareholders. The Investor shall decide on the Chairman of the Board of Directors, which shall be designated by the Board of Directors amongst the directors designated by the Investor. The Minority Shareholders shall decide on the Secretary to the Board of Directors, which shall be designated by the Board of Directors amongst the directors designated by the Minority Shareholders or as a Secretary non-Director.

The post of director will be remunerated. The remuneration will consist of per diem which amount will be decided upon the General Shareholders Meeting on an annual basis.

The Investor agrees to take all necessary steps (including, but not limited to, abstention from applying for the proportional representation system to the Board of Directors, voting against the removal of the directors appointed by the Minority Shareholder, or voting against any amendment to the Bylaws that entails doing away with the seats of the Minority Shareholders on the Board) in order to maintain and ensure at all times the composition of the Board of Directors as provided in the preceding paragraphs.

Decisions of the Board of Directors of the Company shall require the favourable vote of, at least, six (6) of the board members. Without prejudice to the foregoing, the Parties agree that the approval of the following points (the “BoD Reserved Matters”) shall require the favourable vote of at least two (2) of the directors appointed by the Minority Shareholders:

(i)	Approval or modification of the Business Plan.

(ii)	Any transaction that may imply a modification of the Business Plan.

(iii)	Investments or capital expenditures to be carried out by the Company that in the aggregate exceed, for any given year, one million (1,000,000) euros or fifteen percent (15%) (whichever figure is higher) of those expenditures included in the Business Plan for that year.

(iv)	Entering into any kind of equity issuance such as warrants or convertible bonds, or into sales or purchases of treasury stock.

(v)	Execution of related party transactions.

(vi)	The approval of resolutions for voluntary filing of bankruptcy proceedings by the Company (save in those cases when lack of filing may impose penalties or liabilities on the members of the Board of Directors of the Company).

(vii)	The alteration of the nature of the current business of the Company.

(viii)	The appointment or removal of a Chief Executive Officer of the Company and the removal or alteration of the labour conditions and authority of the Executive who is the maximum executive of the Company.

4.	EXERCISE OF VOTING RIGHTS AND DEADLOCK SITUATIONS

4.1	Exercise of voting rights

The Parties undertake to cast their votes within the General Shareholders’ meeting of the Company in such a manner as to comply with the provisions set forth in this Agreement.

As far as compliance with the provisions set forth in this Agreement by the members of the Board of Directors of the Company is concerned, each of the Minority Shareholders, the Investor and the Guarantor, hereby undertake to indemnify the other Parties for any effective damage or loss that the non observance of the provisions set forth in this Agreement may cause the other party in the event that the Directors (appointed, respectively, by the Minority Shareholders or the Investor, as the case may be), exercised their voting rights in such a manner that is in breach of the provisions of this Agreement.

To these effects, any corporate resolution adopted by the Company which may be necessary in order to comply with and make this Agreement effective shall be passed in each case pursuant to the relevant Clause herein. For these purposes, and in order for the Parties to comply fully and effectively with the Agreement, the Parties shall express their positions precisely within the relevant corporate bodies.

4.2	Deadlock situation

In the event that a disagreement regarding (i) any of the GSM Reserved Matters or (ii) any of the BoD Reserved Matters (together, the “Deadlock Reserved Matters”) occurs and that situation objectively blocks the ordinary course of business of the Company, and the Parties do not reach an agreement on how to solve such deadlock situation after a period of fifteen (15) calendar days, the matter shall be referred to the Presidents of each of the Parties who will negotiate in good faith to find a satisfactory solution for the situation.

5.	POLICY FOR THE FINANCING OF THE COMPANY

The policy for the financing of the Company and whether it follows a financing policy via shareholders’ equity or via the greatest possible leverage, minimizing the subsequent contributions and the provision of guarantees by the shareholders, will be the decision of the Investor.

Notwithstanding the above, should any decision in connection with the financing of the Company or as a consequence thereof, were a BoD or GSM Reserved Matters, the quorum and the majorities provided for in Sections 3.1 and 3.2 above, shall apply.

6.	TRANSFER OF SHARES IN THE COMPANY

6.1	Lock-up and pre-emptive acquisition/subscription rights

6.1.1	Lock-up of the Investor

The Investor shall not be able to transfer its shares in the Company until March 31, 2011 (the “Lock-up Period”), except as provided for in this Agreement.

Nevertheless, the Investor shall be free to transfer its shares in the Company to entities of the Group of Companies it belongs to, provided that the acquiring party becomes a party to this Agreement and that the selling shareholder and the Guarantor remain jointly and severally liable of the fulfilment of the obligations of the acquiring shareholder under this Agreement. Such acquirer shall be deemed the Investor for the purposes of this Agreement.

For the purposes of this Section 6.1.1, Group of Companies shall have the meaning provided for in article 4 of the Spanish Securities Law in force from time to time.

6.1.2	Lock-up of the Minority Shareholders

The Minority Shareholders shall not be able to transfer their shares in the Company until the Lock-up Period has expired, except as provided for in this Agreement and, specially except upon exercise of the options provided for in Clause 6.3.

Nevertheless, the Minority Shareholders shall be free to transfer their shares amongst them and amongst entities of their respective Groups of Companies provided that the acquiring party becomes a party to this Agreement and that the selling shareholder remains jointly and severally liable of the fulfilment of the obligations of the acquiring shareholder under this Agreement. Such acquirer shall be deemed a Minority Shareholder for the purposes of this Agreement.

For the purposes of this Section 6.1.2, Group of Companies shall have the meaning provided for in article 4 of the Spanish Securities Law in force from time to time.

Minority Shareholders may also transfer the Shares on an uncontested and unrestricted basis during the Lock-Up Period to other savings banks or credit institutions as long as the acquirer executes this Agreement. The acquirer shall be deemed a Minority Shareholder for the purposes of this Agreement. The selling shareholder shall remain jointly and severally liable with the acquirer of the fulfilment of the latter’s obligations arising from this Agreement.

6.1.3	Pre-emptive acquisition/subscription rights

All Parties shall have pre-emptive acquisition rights in case the Company sells its own shares or in case the Company sells subscription rights or if the Company increases its share capital, being both the Minority Shareholders and the Investor entitled to participate as a purchaser or as a subscriber, proportionally to the equity stakes held by them in the share capital of the Company, all in the terms and conditions set forth by the Board of Directors of the Company from time to time.

6.2	Company share transfer rules

Once the Lock-up Period has expired, the following rules will apply to the transferability of the shares in the Company and of any subscription rights or any kind of right to acquire shares in the Company that may exist from time to time:

(a)	Shares may be transferred on an uncontested and unrestricted basis between shareholders. They may also be transferred on an uncontested and unrestricted basis between a shareholder and any company of its Group of Companies (as defined below), controlled by the selling shareholder or under common control with the selling shareholder, as long as the acquirer executes this Agreement and the selling shareholder guarantees compliance of the provisions of the same by the acquirer jointly and severally.

If the seller were the Investor, the acquirer shall be deemed the Investor for the purposes of this Agreement. If the seller were one of the Minority Shareholders the acquirer shall be deemed a Minority Shareholder for the purposes of this Agreement.

Group of Companies will be considered that complying with the provisions of article 4 of the Spanish Securities Law in force from time to time.

(b)	Minority Shareholders may also transfer the shares on an uncontested and unrestricted basis to other savings banks or financial entities (such as credit institutions or investment banks,) as long as the acquirer executes this Agreement. The acquirer shall be deemed a Minority Shareholder for the purposes of this Agreement.

The selling shareholder shall remain jointly and severally liable with the acquirer of the fulfilment of the latter’s obligations arising from this Agreement.

(c)	In addition to the above and subject to the terms below, shares may also be transferred by the Minority Shareholders to any other third party provided that the acquiring party becomes a party to this Agreement.

Except in the case where the Investor exercised the right of first refusal provided for herein below, the selling shareholder shall remain jointly and severally liable with the acquirer of the fulfilment of the latter’s obligations arising from this Agreement.

In the event that the Minority Shareholders wish to transfer shares of the Company to a third party, the Minority Shareholders grant a right of first refusal to the Investor on the following terms:

1.	The Minority Shareholders must notify the Investor of any third party’s offer for the transfer of shares, precisely indicating the buyer, the shares to be sold, the price and the method of payment.

2.	Once the notice referred to in paragraph 1 above is received, and within not more than seven (7) calendar days, the Investor may give notice of its exercise of the right of first refusal, expressly accepting each and every one of the purchase conditions set by the offeror. Should no notice be received by the end of this period, the Investor shall be deemed to have waived such right and the Minority Shareholder may proceed with the transfer.

3.	Within not more than thirty (30) days from the date of notification of the exercise of the right of first refusal by the Investor, both parties must appear before such Notary as is indicated by the Minority Shareholder in order to formalize the transfer of and payment for the shares in the manner provided for in the offer.

(d)	Shares may also be transferred by the Investor to a third party on an uncontested and unrestricted basis, if as a result of that sale, the Investor holds more than 50.01% of the capital stock and voting rights of the Company, provided that the acquiring party becomes a party to this Agreement and that the Investor remains jointly and severally liable of the fulfilment of the obligations of the acquiring shareholder under this Agreement.

(e)	In the event that the Investor intended to sell or otherwise transfer, directly or indirectly, part of its shares in the Company to a third party as a result of which sale or transfer, the Investor no longer holds more than 50.01% of the capital stock and voting rights of the Company, each of the Minority Shareholders shall have the right to convey to that third party all (and not less than all) of their shares, for the same price per share and under the same conditions of those offered to the Investor (“Tag-Along Right”).

To this effect, the Investor shall send a written communication to the Minority Shareholders (“Tag-Along Notification”) identifying the total number of shares that the third party/parties intends/ to acquire as well as the rest of conditions for the acquisition. The Tag-Along notification shall also include the statement that the third party acquirer has undertaken to purchase all shares from any those Minority Shareholders that may exercise the Tag-Along Right, that the acquiring party will become a party to this Agreement subrogating in the position of the Investor and that the Investor and the Guarantor will remain jointly and severally liable of the fulfilment of the obligations of the acquiring shareholder under this Agreement.

If the third party/parties does/do not or are not willing to acquire the shares of the Minority Shareholders that may have exercised the Tag- Along Right in the same conditions as those of the Investor, the latter shall not convey any of its shares.

Upon receipt of the Tag-Along Notification in the terms described above, the Minority Shareholders shall have not more than seven (7) calendar days from the day of receipt of Tag-Along Notification, to notify their exercise of the Tag-Along Right, expressly accepting each and every one of the acquisition conditions set by the offeror. Should no notice be received by the end of this period, the Minority Shareholders shall be deemed to have waived such right and the Investor may proceed with the transfer.

In the event contemplated in this section (e), even if only part or none of the Minority Shareholders exercise the Tag-Along Right, the acquiring party will become a party to this Agreement subrogating in the contractual position of the Investor and the Investor and the Guarantor will remain jointly and severally liable of the fulfilment of the obligations of the acquiring shareholder under this Agreement.

In an event of a voluntary transfer by any means different than a sale and purchase agreement, each of the Minority Shareholders shall be entitled to sell all and not less than all of their shares in the Company to the Investor for a price equal to the real value consideration to be received by the Investor from the offeror as calculated by the statutory auditors of the Company.

(f)	In the event that the Investor intended to sell or otherwise transfer, directly or indirectly part of its shares in the Company to a third party as a result of which sale or transfer, the Investor no longer holds more than 50.01% of the capital stock and voting rights of the Company, each of the Minority Shareholders are hereby granted by the Investor a right of first refusal as a consequence of which they will have the right to acquire all the shares to be sold by the Investor to the third party and those of the Minority Shareholders that may have exercised the Tag-Along Right, expressly accepting each an every one of the purchase or transfer conditions set by the initial offeror.

In an event of a voluntary transfer by any means different than a sale and purchase agreement, each of the Minority Shareholders shall be entitled to purchase all the shares to be transferred by the Investor to the third party and those of the Minority Shareholders that may have exercised the Tag-Along Right or the right to sell to the Investor provided for in the last paragraph of section e) above, for a price equal to the real value consideration to be received by the Investor from the offeror as calculated by the statutory auditors of the Company.

The notifications procedure provided for in this Clause 6.2, will be considered complied with, if the notification procedure provided for in article 8 of the corporate Bylaws of the Company is complied with.

6.3	Put and Call Options

6.3.1	Put Option

The Investor hereby grants to each and every Minority Shareholder who accepts, an irrevocable individual option to sell and to transfer, all or part of the shares of the Company that each Minority Shareholder may own in the Company at the moment of exercise of the option (“Shares Subject to the Put Option”), on the terms and conditions established herein, being the Investor obliged to purchase and acquire them on the terms of the present clause (the “Put Option”).

The Put Option shall also extend, automatically and without need for additional consent, to any shares that the Minority Shareholders may acquire after entering into this Agreement in the Company, and to the shares, stakes, units or other securities that the Minority Shareholders may receive in exchange for all these shares in a merger, spin off or any other corporate restructuring process.

The Put Option granted in favour of the Minority Shareholders is of an individual nature and it may therefore be exercised by all of them at the same time or only by some of them and in different moments.

The Put Option may be exercised from March 31, 2010 and until March 31, 2020.

Each of the Minority Shareholders willing to exercise the Put Option over its shares in the Company shall exercise it through a notification made to the Investor.

The actual sale and transfer of the Shares Subject to the Put Option may not take place earlier than forty-five (45) days from delivery of the notice of exercise of the Put Option.

The granting of the option to sell is gratuitous, unconditional and irrevocable. On the contrary, the price for the execution of the option to sell (the “Price of the Put Option”) shall be an amount corresponding to the higher of (i) the percentage that the Shares Subject to the Put Option represent over the total number of shares in which the capital stock of the Company is divided at the moment of exercise of the put option (“Put Option Percentage”) applied over EUR 18,000,000 increased by the General Price Index applicable during the period from the date hereof to the date of exercise of the Put Option and (ii) the Put Option Percentage applied over the value of the Company resulting from applying a multiple of (10) ten times the Company’s EBIT (calculated according to the definition included as Annex 6.3.1) for the last fiscal year closed prior to the exercise of the Put Option. And in both cases, plus any potential increase in equity (including to these effects also the undistributed earnings or reserves) that may have taken place from the date hereof including the increase of equity that may have taken place after the execution of this Agreement further to the provisions of Clause 2 of this Agreement.

Any expenses, damages or losses that may have been suffered by the Company and that may have been indemnified by the Sellers to the Purchaser under certain Share and Purchase Agreement executed on the date hereof amongst others, by and between certain of the Parties to this Agreement, will not be deducted from the calculation of the EBIT for the purposes of this clause but will be deducted from the amount of EUR 18,000,000 increased by the General Price Index applicable during the period from the date hereof to the date of exercise of the Put Option mentioned above.

In the event that any of the General Price Indexes applicable for a given year during the period from the date hereof to the date of exercise of the Put Option were higher than three point five percent (3.5%) then, for the purposes of this clause it will be considered to be three point five percent (3.5%).

The Price of the Put Option according to the terms hereof shall be paid in immediately available funds through a wire transfer to the bank account designated for the purpose by the Minority Shareholders or else deposited before the intervening public attesting officer. Each Minority Shareholder may request to be paid totally or partially in shares of the capital of the Guarantor, valued at the average quote of the preceding thirty (30) listing sessions.

The procedure to be followed for the exercise of the Put Option and to formalize the sale and purchase of the Shares Subject to the Put Option will be as follows: the Minority Shareholder shall exercise the Put Option through a notice served by itself, and the Put Option shall be considered to have been exercised as from the date of issuance of such notice.

The notice of exercise of the Put Option shall be served as established in Section 12.4 below, at least thirty (30) days in advance of the date intended for formal execution of the transfer of the Shares Subject to the Put Option. Such notice shall inform the Investor of the place, date and time for the execution before a public attesting officer of the purchase of the Shares Subject to the Put Option in question.

Exercise of the Put Option, through compliance with the aforementioned procedure, shall imply the sale and transfer of absolute and exclusive ownership of the Shares subject to the Put Option. The exercising Minority Shareholder shall therefore be deemed to have sold and transferred, and the Investor shall be deemed to have purchased and acquired the Shares Subject to the Put Option through exercise of the Put Option, no further declaration from the Minority Shareholders or Investor to be required for such purpose.

6.3.2	Call Option

The Minority Shareholders hereby grant to the Investor who accepts an option to buy and acquire all or part of the shares of the Company that the Minority Shareholders may own at the moment of exercise of the option (“Shares Subject to the Call Option”), being the Minority Shareholders obliged to sell and transfer them on the terms of the present clause (the “Call Option”).

The Call Option shall also extend, automatically and without need for additional consent, to any shares that the Minority Shareholders may acquire after entering into this Agreement in the Company, and to the shares, stakes, units or other securities that the Minority Shareholders may receive in exchange for all these shares in a merger, spin off or any other corporate restructuring process.

The Call Option granted by the each of the Minority Shareholders in favour of the Investor is of an individual nature and it may therefore be exercised against all of the Minority Shareholders at the same time or only against some of them and in different moments. Likewise, the Call Option may be exercised over all or part of the shares held by a given Minority Shareholder.

The Call Option may be exercised from March 31, 2011 and until March 31, 2021.

The Investor shall exercise the Call Option through a notification made to the Minority Shareholders further to the provisions of this Agreement.

The actual sale and transfer of the Shares Subject to the Call Option may not take place later than forty five (45) days from delivery of the notice of exercise of the Call Option.

The granting of the option to purchase is gratuitous, unconditional and irrevocable. On the contrary, the price for the execution of the option to purchase (the “Price of the Call Option”) shall be an amount corresponding to the higher of (i) the percentage that the Shares Subject to the Call Option represent over the total number of shares in which the capital stock of the Company is divided at the moment of exercise of the put option (“Call Option Percentage”) applied over EUR 18,000,000 increased by the General Price Index applicable during the period from the date hereof to the date of exercise of the Call Option and (ii) the Call Option Percentage applied over the value of the Company resulting from applying a multiple of (10) ten times the Company’s EBIT (calculated according to the definition included as Annex 6.3.1) for the most recently closed fiscal year prior to the exercise of the Call Option. And in both cases, plus any potential increase in equity (including to these effects also the undistributed earnings or reserves) that may have taken place from the date hereof including the increase of equity that may have taken place upon execution of this Agreement further to the provisions of Clause 2 of this Agreement.

Any expenses, damages or losses that may have been suffered by the Company and that may have been indemnified by the Sellers to the Purchaser under certain Share and Purchase Agreement executed on the date hereof amongst others, by and between certain of the Parties to this Agreement, will not be deducted from the calculation of the EBIT for the purposes of this clause but will be deducted from the amount of EUR 18,000,000 increased by the General Price Index applicable during the period from the date hereof to the date of exercise of the Call Option mentioned above.

In the event that any of the General Price Indexes applicable for a given year during the period from the date hereof to the date of exercise of the Call Option were higher than three point five percent (3.5%) then, for the purposes of this clause it will be considered to be three point five percent (3.5%).

The Price of the Call Option according to the terms hereof shall be paid in immediately available funds through a wire transfer to the bank account designated for the purpose by the Minority Shareholders or else deposited before the intervening public attesting officer. Each Minority Shareholder may request to be paid totally or partially in shares of the capital of the Guarantor, valued at the average quote of the preceding thirty (30) listing sessions.

The procedure to be followed for the exercise of the Call Option and to formalize the sale and purchase of the Shares Subject to the Call Option will be as follows: the Investor shall exercise the Call Option through a notice served by itself to the Minority Shareholders and the Call Option shall be considered to have been exercised as from the date of issuance of such notice.

The notice of exercise of the Call Option shall be served as established in Section 12.4 below, at least thirty (30) days in advance of the date intended for formal execution of the transfer of the Shares Subject to the Call Option. Such notice shall inform the Minority Shareholders of the place, date and time for the execution before a public attesting officer of the purchase of the Shares Subject to the Call Option in question.

Exercise of the Call Option, through compliance with the aforementioned procedure, shall imply the sale and transfer of absolute and exclusive ownership of the Shares subject to the Call Option. The Minority Shareholders shall therefore be deemed to have sold and transferred, and the Investor shall be deemed to have purchased and acquired the Shares Subject to the Call Option through exercise of the Call Option, no further declaration from the Minority Shareholders or Investor to be required for such purpose.

7.	INFORMATION RIGHTS

(i)	The Company shall provide to the Investor and the Guarantor, by the 15th day after the end of (i) each calendar month and (ii) quarter, a detailed trial balance (in conformity with accounting principles generally accepted in the United States of America and in a pre-determined Guarantor´s format) for the current month and year-to-date. In addition, the Company shall provide by the 22nd day after the end of each financial year a detailed trial balance (in the same format as stated previously) for the full year.

(ii)	The Company shall at least sixty (60) days prior to the end of each financial year prepare and deliver to each Party a detailed operating and capital budget and cash flow forecast in respect of the next financial year in such form as reasonably determined by the Parties from time to time.

(iii)	The audited individual and consolidated accounts of the Company in respect of each accounting year together with the relative audit and management letters and all correspondence between the Company and its respective auditors concerning the accounts, shall be delivered to the Parties within four (4) months after the end of the accounting year to which such audited accounts relate.

(iv)	The Company shall provide the Parties with such other information concerning the Company and its respective businesses as they may reasonably require from time to time to the Board of Directors.

(v)	The Parties shall have the right to examine the books and records of the Company and discuss business and financial conditions with the officers, employees and accountants of the Company of the Company.

The Parties hereby undertake to take all actions necessary for the Company to comply with the obligations assumed by the Company under this Clause.

8.	GEOGRAPHIC RIGHTS FOR THE COMPANY

8.1	Reserved regions

The Company will perform all project management related future business of the Guarantor and its Affiliates, as defined below, but only to the extent it is to be performed in the regions of Spain, Portugal, France, and Latin America (including all Spanish-speaking regions of the Caribbean) (the "Reserved Regions").

The Investor and the Guarantor hereby undertake to perform any future business endeavours of the same or of their Affiliates, as defined below, within the Reserved Regions and related to project management, through the Company.

For the purposes of this Clause “Affiliates”, “Affiliate” or “affiliate” shall mean, with respect to any person, (i) any other person directly or indirectly controlling, controlled by or under common control with such first person, (ii) any other person owning or controlling 25.0% or more of the outstanding voting securities or beneficial interests of such first person, (iii) any officer, director, trustee or general partner of such first person, and (iv) if a person deemed an Affiliate under clauses (i) through (iii) above is an officer, director, trustee or partner of another entity, then the entity for which that person acts in any such capacity. Terms such as “affiliated” and other correlative terms shall have corresponding meanings.

8.2	Reserved clients

The Investor and the Guarantor will conduct and will cause their Affiliates to conduct any and all potential project management related future work for Spanish clients and/or Spanish investors anywhere in the world through the Company, provided the clients and/or investors are in agreement. Therefore, the Company will have the exclusive right to perform project management related services for Spanish clients and/or Spanish investors anywhere in the world, provided the clients and/or investors are in agreement.

8.3	Subrogating party

In an event of a sale of the shares owned by the Investor in the cases provided for in Section 6.2 of this Agreement, prior to the acquisition and as a condition to the same, the acquiring party shall undertake to be bound by the provisions of this Clause 8 in the same terms and conditions as those applied to the Investor and the Guarantor.

9.	GUARANTEE BY THE GUARANTOR

The Guarantor hereby irrevocably and jointly and severally guarantees the Minority Shareholders, the compliance of all obligations assumed by the Investor under this Agreement and during the validity of the same.

The Guarantor undertakes to be bound by this Agreement in the same terms and conditions as the Investor which is guaranteed hereby on a joint and several basis by the Guarantor, the Guarantor hereby waiving the benefits of division, liquidation and order (division, excusión y orden) that may apply so that the Minority Shareholders may claim directly to it for the fulfilment of the obligations of the Investor under this Agreement.

10.	TERM AND TERMINATION OF THE AGREEMENT.

This Agreement is valid on the date hereof and shall be for an indefinite term while the Company subsists, the Investor (or/and its transferees) hold a majority stake and any of the Minority Shareholders are still shareholders of the Company.

11.	GOVERNING LAW AND JURISDICTION.

11.1	Governing law

This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of Spain (common territory).

11.2	Jurisdiction

The Parties, expressly renouncing to any other jurisdiction which may be applicable on them, expressly and irrevocably submit the resolution of any disputes that may arise in relation to the interpretation, validity and performance of this Agreement to the Courts and Tribunals of the city of Madrid.

12.	MISCELLANEA

12.1	Labor Conditions of the Executive

The Parties hereby acknowledge and agree to the current existing labour conditions of the Executive which are contemplated in a separate document and hereby undertake to cause a Board of Directors Meeting to be held within (1) one month following the execution of this Agreement and in any event only once the directors appointed by the Investor have accepted their appointment, to resolve upon the formal acknowledgment and ratification of the same by the Board of Directors of the Company.

As part of said conditions, the Guarantor by virtue of this Agreement, grants the Executive a sufficient number of options to acquire fifty thousand (50,000) shares of Guarantor’s common stock in accordance with the Grantor’s 2006 Employee Stock Option Plan. In the event that it were necessary to execute any additional document to formalize the grating of this options and the terms and conditions of the exercise of the same, the Guarantor and the Executive hereby undertake to execute the necessary document in the maximum term of thirty (30) days from the date hereof.

The Grantor will also grant those members of the senior management team of the Company indicated by the same, options to acquire fifty thousand (50,000) additional shares of Guarantor’s common stock as a whole, in accordance with the Grantor’s 2006 Employee Stock Option Plan. The granting of these options and the terms and conditions of the exercise of the same will be further developed, as needed, in a separate document within the maximum term of thirty (30) days from the date hereof.

12.2	Entire Agreement

This Agreement and the annexes, and documents referred to or incorporated in it constitute the entire agreement between the Parties relating to the subject matter of the same and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter of this Agreement.

Each of the Parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person other than as expressly incorporated in this Agreement and the documents referred to or incorporated in the same.

12.3	No assignment of the Agreement

This Agreement is personal to the Parties and no Party shall assign any of its rights under this Agreement, or transfer any of its obligations, delegate its obligations or charge or deal in any other manner with this Agreement or any of its rights or obligations unless set forth to the contrary in this Agreement.

12.4	Notices

12.4.1	Form

All notices between the Parties in relation to this Agreement or deriving from it shall be made in person, by mail or by fax. If made by fax, the notices will be deemed to be valid and binding always provided that the faxes are duly signed by an authorized representative of the notifying Party. It will not be necessary to use any specific code. If the notices are made in person they will be effective as from the moment they are made, if made by fax, as from the receipt of the confirmation and if made by urgent courier, after two (2) days of submittal of the same.

12.4.2	Addresses

For the purposes of receipt of notices the Parties have designated the following addresses:

If made to the Investor or to Guarantor:

Attention: Mr. William Dengler

Address: 303 Lippincott Centre, Marlton, NJ 08053, United States

Fax: (856) 810- 9407 / 1309

E-mail: WilliamDengler@hillintl.com

If made to the Minority Shareholders:

Minority Shareholder: Mr. José Manuel Albaladejo González

Attention: Mr. José Manuel Albaladejo González

Address: José Echegaray, number 8 Las Rozas (Madrid)

Fax: 916402997

Minority Shareholder: Tinsa Tasaciones Inmobiliarias, S.A.

Attention: Mr. Luis Leirado Campo

Address: calle José Echegaray, number 9, Las Rozas (Madrid)

Fax: 913727510

Minority Shareholder: Caja de Ahorros y Monte de Piedad de Ávila

Attention: Mr. José Manuel Espinosa Herrero

Address: Plaza de Santa Teresa, number 10, (05001) Ávila

Fax: 920252528

Minority Shareholder: Caja de Ahorros de Murcia

Attention: Mr. Francisco López Iniesta

Address: Gran Vía, number 23, 30005 Murcia

Fax: 968238862

Minority Shareholder: Caja de Ahorros de la Rioja

Attention: Mr. Francisco Piulats Samperi

Address: Miguel Villanueva, number 9, 26001 Logroño

Fax: 941293190

Minority Shareholder: Monte de Piedad y Caja General de Ahorros de Badajoz

Attention: Mr. Francisco Javier Chico Avilés

Address: Paseo San Francisco, number 18, 5ª, 06001 Badajoz

Fax: 924214100

Minority Shareholder: Caja de Ahorros y Monte de Piedad del Círculo Católico de Obreros de Burgos

Attention: Mr. Santiago Ruiz Díez

Address: Avda Reyes Católicos, number 1, 09005 Burgos

Fax: 947288210

Minority Shareholder: Caja Castilla la Mancha Corporación, S.A.

Attention: Mr. Juan José Ávila González

Address: Calle Ocaña, number 1, 45004 Toledo

Fax: 928268883

Minority Shareholder: Araba Gertu, S.A.

Attention: Mr. José Ignacio Iglesias Lezama

Address: Paseo de la Biosfera, number 6, 01013 Vitoria

Fax: 945162429

Minority Shareholder: Invernostra, S.L.U.

Attention: Mr. José María Navarro Lacoba

Address: Camí Son Fangos, number 100 Flat B 2nd Floor, 8thB (Complex Mirall Balear) 07007 Palma de Mallorca

Fax: 971 408791

Minority Shareholder: Caixa d’Estalvis de Sabadell

Attention: Mr. Rafael Cañete de Cárdenas

Address: Gràcia, number 17, 08201 Sabadell

Fax: 937275861

Minority Shareholder: Caja de Ahorros y Monte de Piedad de Zaragoza, Aragón y Rioja

Attention: Almeida Pérez-Surio

Address: Plaza Basilio Paraíso, number 2, 50008 Zaragoza

Fax: 976214231

Minority Shareholder: Caja de Ahorros y Monte de Piedad de Segovia

Attention: Mr. Antonio Luis Tapias Domínguez

Address: Avda. Fernández Ladreda, number 8, 40001 Segovia

Fax: 921415160

Minority Shareholder: Monte de Piedad y Caja de Ahorros San Fernando de Huelva, Jerez y Sevilla

Attention: Mr. Alberto Amador Tobaja

Address: Zaragoza, number 52, 2ª, 41001 Sevilla

Fax: 954502458

Minority Shareholder: Caja Insular de Ahorros de Canarias

Attention: Mr. Juan Manuel García Falcón

Address: Triana, number 20, 5ª, 35002 Las Palmas

Fax: 928002600

12.4.3	Change of addresses

Any notice sent to the above addresses shall be deemed as having being received by its addressee unless, before such notice is sent, the addressee had notified to the other Party a change in the address or of the fax number or e-mail address.

12.4.4	Personal notices. Copies

The communications and notices under this Agreement are to be delivered or served to and amongst the affected or interested parties personally. Notwithstanding this, for the sake of due coordination and order, any notification served between the parties will have to be served with a copy to the Executive. The fact of serving such a copy will not result in the undertaking of any liability or responsibility by the Executive towards the other parties. Any notice served without said copy to the Executive will not be deemed to have been made under this Agreement.

12.5	Taxes and Costs

Each Party shall bear those costs which it incurs and the taxes which they legally must pay as the taxpayer or as the party which is under a duty to bear costs and taxes which are passed on to it. The duties and costs arising from the execution of this Agreement into a public deed shall be borne by the Investor.

12.6	Annexes

The Annexes to this Agreement form an integral part of it to all effects.

12.7	Confidentiality

The Investor and the Guarantor will keep as confidential all the information and documentation furnished to them by the Minority Shareholders or their advisors as well as any information obtained from the Company or any of its subsidiaries or affiliates obtained while the Investor is a shareholder of the Company. The Investor and the Guarantor shall, upon termination of this Agreement, return any information received from the Minority Shareholders, their advisors or the Company.

The Investor and the Minority Shareholders will refrain from disclosing the contents of this Agreement and of the negotiations carried out except such communications made in compliance with the applicable laws, being always understood that the Party making any such communication will have to deliver to the other a draft of the same at least 48 hours before its publication and to accept the reasonable amendments required by the other Party.

The Investor and the Minority Shareholders will make their best efforts to make their officers, directors, employees and advisors to comply with what is established in this Section.

12.8	Previous agreements

This Agreement replaces and leaves without effect any previous contract or agreement on the subject matter of this Agreement, either oral or in writing, either legally binding or not, of a prior date and executed by the Parties, some of them or by companies belonging to their respective groups.

12.9	Partial invalidity

The invalidity, illegality or nullity of any provision hereof shall not affect or undermine the validity, legality and effectiveness of the rest of this Agreement. The Parties agree that in place of the provision found void, a valid provision shall be included in this Agreement as similar as possible to the void provision.

12.10	Compliance

Each Party warrants and undertakes to the others that in the performance of this Agreement it will comply with all laws, rules, regulations, decrees and other ordinances issued by any supra-governmental, governmental, state, regional, local, public agency or other authority relating to the subject matter of this Agreement.

12.11	Good Faith

The Parties hereto agree to act in good faith in respect of their obligations contained in this Agreement and to devote sufficient time, people and resources to comply with their obligations hereunder.

12.12	Language

(i)	Language of this Agreement: This Agreement is executed in Spanish. Notwithstanding this, the Parties have agreed on an English translation of the Agreement, which is attached to the same as Annex 12.12.

(ii)	Language of correspondence, notices, etc: All correspondence, notices, proceedings and communication related to this Agreement shall be:

(a)	If served by the Minority Shareholders or the Company, in Spanish, attaching an accurate and correct English translation; and

(b)	If served by the Investor or the Guarantor, in English, attaching an accurate and correct Spanish translation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorised representatives in one (1) original counterpart to be formalised into a public deed.

The Investor:

/s/ Irvin E. Richter
Hill International, S.A.
Mr. Irvin E. Richter

The Guarantor:

/s/ David L. Richter
Hill International, Inc.
Mr. David L. Richter

The Minority Shareholders:

/s/ José Manuel Albaladejo González
Mr. José Manuel Albaladejo González

/s/ Luis Leirado Campo
Tinsa Tasaciones Inmobiliarias, S.A.
Mr. Luis Leirado Campo

/s/ José Manuel Espinosa Herrero
Caja de Ahorros y Monte de Piedad de Ávila
Mr. José Manuel Espinosa Herrero

/s/ Valvanera Marcos Cartelle
Caja de Ahorros de Murcia
Ms. Valvanera Marcos Cartelle

/s/ Jorge Albájar Barrón
Caja de Ahorros de la Rioja
Mr. Jorge Albájar Barrón

/s/ José Antonio Marcos Blanco
Monte de Piedad y Caja General de Ahorros de Badajoz
Mr. José Antonio Marcos Blanco

/s/ Santiago Ruiz Díez
Caja de Ahorros y Monte de Piedad del Círculo Católico de Obreros de Burgos
Mr. Santiago Ruiz Díez

/s/ Juan Jóse Ávila González
Caja Castilla La Mancha Corporación, S.A.
Mr. Juan Jóse Ávila González

/s/ José Alberto Barrena Llorente
Araba Gertu, S.A.
Mr. José Alberto Barrena Llorente

/s/ Jóse María Navarro Lacoba
Invernostra, S.L.U.
Mr. Jóse María Navarro Lacoba

/s/ Francisco Javier Chivato Pérez
Caixa d’Estalvis de Sabadell
Mr. Francisco Javier Chivato Pérez

/s/ Santiago Javier Pasamar Berenguer
Caja de Ahorros y Monte de Piedad de
Zaragoza, Aragón y Rioja
Mr. Santiago Javier Pasamar Berenguer

/s/ Antonio Luis Tapias Domínguez
Caja de Ahorros y Monte de Piedad de Segovia
Mr. Antonio Luis Tapias Domínguez

/s/ Juan Carlos Ollero Pina
Monte de Piedad y Caja de Ahorros
San Fernando de Huelva, Jerez y Sevilla
Mr. Juan Carlos Ollero Pina

/s/ Juan Miguel Amuchástegui Espilla
Caja Insular de Ahorros de Canarias
Mr. Juan Miguel Amuchástegui Espilla

Annex 2.3

Draft of Capital increase resolutions

ONE.- CAPITAL INCREASE VIA CASH CONTRIBUTION MODIFICATION OF ARTICLE 5 OF THE ARTICLES OF ASSOCIATION

The decision has been taken to increase share capital by NINETY-FIVE THOUSAND, ONE HUNDRED AND THIRTY-EIGHT EUROS THIRTY CENTS (€95,138.30) by issuing ONE THOUSAND FIVE HUNDRED AND EIGHTY-THREE (1.583) new shares each having a par value of SIXTY EUROS TEN CENTS (€ 60,10).

The new registered shares, numbered 5,001 through 6,583, are each issued with a share premium of THREE THOUSAND, FIVE HUNDRED AND THIRTY-NINE EUROS, NINETY CENTS 8€ 3,539.90) per share and are hereby subscribed to by the present shareholders, in proportion to their current holdings in the share capital of the Company.

The subscription is made in the form of a cash contribution of the total amount of FIVE MILLION SIX HUNDRED AND NINETY-EIGHT THOUSAND, EIGHT HUNDRED EUROS (€ 5,698,800), consisting of the total par value, amounting to NINETY-FIVE THOUSAND, ONE HUNDRED AND THIRTY-EIGHT EUROS, THIRTY CENTS (€95,138.30) and the share premium for the ONE THOUSAND, FIVE HUNDRED AND EIGHTY-THREE (1,583) new shares, giving an aggregate total of FIVE MILLION, SIX HUNDRED AND THREE THOUSAND, SIX HUNDRED AND SEVENTY-ONE EUROS, SEVENTY CENTS (€ 5,603,661.70) which breaks down as follows:

[FILL IN ON THE BASIS OF (I) THE COMPANY’S SHAREHOLDER STRUCTURE AT THE TIME THE DECISION IS TAKEN AND (II) WHETHER THE EXECUTIVE IS TAKING UP HIS RIGHT TO TAKE PART IN THE SHARE CAPITAL. IN THE EVENT THAT HE DOES NOT DO SO, HIS RIGHTS OF FIRST REFUSAL SHALL BE ADDED TO THE RIGHTS OF THE OTHER SHAREHOLDERS IN PROPORTION TO THEIR HOLDINGS IN THE CAPITAL]

For these purposes all the subscribing shareholders proceed to pay the amount owed into the company’s cash account, which shall be duly accredited before the Notary who authenticates the public deed whereby this decision is executed, by exhibiting the required documents as stipulated by Article 132 of the Mercantile Register Regulations.

The decision is also taken to change, after the capital increase has been carried out, Articles 5 and 6 of the Company's Articles of Association, so as to set out therein the new reality of the share capital. Accordingly the decision has been taken to approve the following wording for Articles 5 and 6 of the Articles of Association, so that, after the capital increase approved in accordance with the paragraphs hereabove has been carried out, said Articles shall be worded as follows:

“Article 5.- Capital

The share capital shall be set at 395.638.3 euros and has been fully subscribed and paid in.

As a general rule and except if the decision to increase capital and to issue new shares taken by the General Meeting of Shareholders has stipulated otherwise, the Board of Directors shall be empowered to decide on the method and the dates on which the appropriate disbursements are to be made whenever there are stock dividends and such payments must be made in cash, in all cases within a period of no more than five years.

In the same event, the method and term for paying in set by the Board of Directors shall be announced in the Official Gazette of the Mercantile Register.

In the event that the dividends outstanding are to be paid in the form of non-cash contributions, the General Meeting of Shareholders that has decided to increase capital shall also decide on the nature, value and content of the future contributions, and the method and formalities for doing so, stating expressly the deadline, which may be no later than 5 years, as from the formation of the company or else as from the date the respective decision is taken to increase capital.

Article 6.- Number and representation of the share into which the share capital has been divided

The Company’s share capital is divided up into 6,583 shares, numbered 1 through 6,583, each having a par value of 60.10 euros, in a single class and series, which entitle their holders to the same rights as recognised by law and by these Articles of Association.

All the shares have been full subscribed and paid in, are represented by certificates and are registered shares.

The Company may issue provisional vouchers and multiple certificates in accordance with the terms and subject to the requirements laid down by the Act.

The share certificates are numbered correlatively and shall contain at the very least the mentions required by law."

TWO. DELEGATION OF POWERS

It has been unanimously decided to delegate powers to each and every one of the members of the Board of Directors, and to the Non-Voting Secretary and to the Non-Voting Deputy Secretary, so that any one of them may, acting on behalf of and representing the Company, go through all the formalities and steps needed for the decisions taken to become effective, be developed, performed and completed, in particular as regards publishing such announcements as may be required, the executing of the corresponding public deed for the decisions taken, so that the aforementioned decisions take on the maximum legal enforceability and are entered in the Mercantile Register of Madrid, making any kind of addition, statement before any public body (including the Ministry of Finance).

Annex 6.3.1

Definition of EBIT

“EBIT” means earnings before deducting interest payments, and income taxes and shall be calculated as follows:

Net income (or profit after taxes for year)

+ interest expense

– interest income

+ income taxes (corporation taxes)

= EBIT